UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Target Corporation
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On April 8, 2009, Target Corporation mailed the following letter to its shareholders:

April 8, 2009

Dear Fellow Shareholder:

Target will soon be mailing to all of our shareholders our proxy statement for the 2009 Annual Meeting of Shareholders scheduled for May 28, 2009. Your Board of Directors is asking you to support the election at the 2009 Annual Meeting of all four of the current directors whose terms expire at this meeting:

•    Mary N. Dillon, Executive Vice President and Global Chief Marketing Officer, McDonald’s Corporation, the leading global foodservice retailer. Prior to joining McDonald’s, Ms. Dillon was President of the Quaker Foods division of PepsiCo Corporation. She has also served as a director of Housing Opportunities for Women.

•    Richard M. Kovacevich, Chairman, Wells Fargo & Company, a diversified financial services company and one of the largest credit and debit card issuers in the United States. He is also a director of Cisco Systems, Inc. and Cargill, Inc. and is on Governor Arnold Schwarzenegger’s California Commission for Jobs and Economic Growth.

•    George W. Tamke, Partner, Clayton, Dubilier & Rice, Inc., a private equity investment firm. He is also a director of Culligan Ltd., Hertz Global Holdings, Inc. and ServiceMaster Global Holdings, Inc.

•    Solomon D. Trujillo, Chief Executive Officer, Telstra Corp. Ltd., Australia’s leading telecommunications and information services company. He was formerly Chief Executive Officer of Orange S.A., a telecommunications company, and has also served as a director of PepsiCo Inc., Electronic Data Systems Corp. and Gannett Co. Inc.

Bill Ackman of Pershing Square, an affiliated group of hedge funds that appears to own approximately 3.4% of Target shares and derivatives on a further 4.4% of Target shares, has launched a proxy contest in an attempt to replace your current directors with his own slate of dissident candidates. Your vote is important in this election and we urge you to be sure to vote so that your voice is heard at this Annual Meeting.

WE THINK SHAREHOLDERS HAVE A CLEAR CHOICE —

•    ELECT TARGET’S SLATE OF INDEPENDENT, EXPERIENCED NOMINEES FOCUSED ON CREATING LASTING AND SUBSTANTIAL VALUE FOR ALL INVESTORS

•    REJECT BILL ACKMAN’S SLATE OF NOMINEES

Target’s Board has the strength, diversity, experience and qualifications to provide effective and independent oversight and direction to the company. Target’s Board consists of 12 highly qualified directors, 11 of whom are independent. Each member of your Board is committed to delivering superior results and serving the best interests of ALL Target shareholders.

Shareholders have a choice between Target’s independent nominees with significant experience in Target’s retail and credit card businesses or the nominees personally selected by Bill Ackman.

Target believes that the loss of its directors would be harmful to the company. Bill Ackman has initiated a proxy contest in an attempt to elect a competing slate of selected nominees to your Board. We strongly believe that Bill Ackman is pursuing this proxy fight as a platform to advance his own risky agenda which is not aligned with the interests of all Target shareholders.

TARGET IS FOCUSED ON OUR RETAIL AND CREDIT CARD BUSINESSES

— NOT RISKY AND SPECULATIVE FINANCIAL ENGINEERING

For more than a decade, Target’s Board and management have been guided by our brand promise to our guests — to “Expect More. Pay Less.” — and this approach has produced outstanding results and a best-in-class retailer.

•    Over the past 10 years, Target has grown its revenues at a compound annual rate of 11%, expanded its EBITDA margins by 200 basis points and grown EPS at a 14% average annual rate.

•    Target has built a track record of disciplined management across all areas of its business including expense management, inventory control and use of capital.

•    Target also has a history of returning cash to its shareholders through dividends (which have been paid every quarter since 1967, when we first went public) and a share repurchase program, all while maintaining a prudent capital structure as evidenced by its strong investment-grade credit rating, which we firmly believe is important to maintain.

Target’s Board and management are working to address the challenges of a deeply recessionary economy and remain firmly committed to the values and strategies that have driven Target’s success for nearly 50 years. By working as a team, delivering outstanding value, offering continuous innovation and an exceptional guest experience, Target believes it will enhance its position as a leading, world-class retailer and emerge from the current economic environment an even stronger company. Target’s future success depends on its ability to continue adapting to changes in the environment while fulfilling its “Expect More. Pay Less.” brand promise with passion and discipline, and delivering outstanding value for its guests, team members, shareholders and communities.

TARGET HAS A LONG HISTORY OF STRATEGIC,
VALUE CREATING ACTIONS

Target’s Board and management team are firmly committed to taking actions that deliver shareholder value, including substantial transactions when they make sense, such as the 2004 divestitures of Marshall Field’s and Mervyn’s. Target also has kept a firm eye on its balance sheet strength and flexibility, which has resulted in its strong investment-grade credit rating and positioned it well in this turbulent environment.

In 2008, the company executed the sale of an undivided interest in its credit card receivables, representing 47 percent of outstanding balances, to JPMorgan Chase. This innovative transaction enabled Target to raise $3.6 billion of proceeds and return substantial capital to our shareholders. The proceeds also allowed the company to avoid the necessity of accessing unfavorable term debt markets to fund operations for the remainder of 2008, while preserving the integrated retail and credit card experience for Target guests. Pershing Square expressed strong support for the transaction.

In the same spirit, members of Target’s Board of Directors, management and outside advisors, including Goldman Sachs, have engaged in numerous discussions with Pershing Square with respect to a variety of real estate proposals. Each Pershing Square idea has been received by Target with an open mind. Accordingly, Pershing Square has enjoyed a high degree of access to Target’s Board and management. Throughout the discussions with Pershing Square, Target’s objective has remained unchanged — to create substantial shareholder value over time.

WE BELIEVE PERSHING SQUARE’S SIZEABLE DERIVATIVE POSITIONS CREATE AN INCENTIVE TO FAVOR RISK-TAKING TO AFFECT SHORT-TERM SHARE PRICE PERFORMANCE — EVEN IF IT HARMS TARGET IN THE LONG RUN

Around the time that Target’s share price reached its all time high in 2007, Pershing Square began accumulating a position in Target, largely through derivative instruments. As economic conditions caused Target’s share price to fall, the substantial leverage intrinsic in these derivatives accelerated Pershing Square’s losses. According to a Pershing Square letter, the investors in Pershing Square IV, the leveraged derivative fund invested solely in Target securities, have lost approximately 90% of their money as of February 5th, 2009.

Currently, a substantial percentage of Pershing Square’s interest in Target — and virtually all of the interest in the Pershing Square IV fund — is in the form of derivative securities that expire in less than two years. We believe this form of investment is likely to cause Pershing Square to emphasize short-term performance in Target’s stock — and perhaps to entertain significant risk in an effort to increase the value of those derivatives before they expire — at the expense of Target’s longer-term prospects. As a result, we believe Pershing Square’s interest in Target is not aligned with our other shareholders.

WE BELIEVE THAT PERSHING SQUARE HAS LAUNCHED
A PROXY CONTEST TO PUSH ITS REAL ESTATE IDEAS

Target is committed to maintaining open communications with all of its shareholders and has a long history of being responsive to shareholder proposals and issues. Our goal is to build significant shareholder value over time and Target is always open to listening to ideas for creating value.

Since last May, Pershing Square has made a series of real estate structuring proposals to Target. Pershing Square also gave two separate presentations making its real estate ideas public. Most research analysts and other third parties commenting on the proposals were skeptical of the value created by implementation of Pershing Square’s real estate structuring ideas. After extensive analysis by our Board and management team, and with input from outside experts, our Board determined that these proposals would not be in Target’s best interests.

Following this comprehensive review and our Board’s determination not to pursue Pershing Square’s real estate proposal, Bill Ackman launched his proxy fight, despite his prior history of complimenting Target as having the best management in the business and being open to shareholders. Only after Target’s rejection of Pershing Square’s real estate proposal did Bill Ackman begin his campaign, saying that the Target Board is lacking in relevant experience.

In our view, Pershing Square’s proposed restructuring, involving the creation of a separate public company to own the store and distribution center land currently owned by Target, exposes the Company to significant financial risk and threatens to destroy long-term shareholder value.

TARGET REJECTED PERSHING SQUARE’S PROPOSED REAL ESTATE TRANSACTION AS SPECULATIVE AND RISKY

In its real estate proposal, Pershing Square asked Target to consider the IPO and subsequent spin-off of a separate publicly-traded real estate investment trust (REIT) that would own substantially all of the land currently owned by Target.

In November 2008, Target announced that after a comprehensive evaluation of various real estate structuring ideas outlined by Pershing Square, our Board had concluded that the potential value created, if any, was highly speculative and insufficient to merit pursuit of a transaction given the significant costs, strategic and operating risks, and loss of financial flexibility involved. The following factors were important in reaching this conclusion:

•    By continuing to own substantially all of its real estate, Target enjoys meaningful financial and operating benefits, which the company is unwilling to lose without a demonstrably superior alternative.

•    Ownership of the land under our stores and distribution centers allows Target to benefit from the value that we create on those sites, and provides necessary flexibility to make significant improvements to our stores to drive our strategy and protect our brand.

•    From a financial perspective, ownership is cost-effective and assists Target in making favorable real estate acquisitions while also providing long-term stability, a necessary buffer for economic downturns.

•    Pershing Square’s real estate proposal would reduce Target’s financial flexibility due to the conveyance of valuable assets to the REIT and the obligation to make annual lease payments of $1.4 billion, increasing every year for 75 years at the rate of inflation.

We believe that Pershing Square’s real estate proposal is essentially a leveraged recapitalization that would expose Target to large and increasing lease payments, undermine its competitive position and jeopardize its long-term strategy. In our view, Pershing Square’s proposal would decrease Target’s operating and financial flexibility as well as expose Target to significant cost and risks.

TARGET HAS SOUGHT THIRD-PARTY INPUT ON PERSHING SQUARE’S IDEAS

Target has evaluated Pershing Square’s ideas with input from third parties wherever possible. For example:

•    Target engaged in extensive discussions with all three of the major debt rating agencies and we believe that the proposed real estate transaction, if executed, would result in a meaningful downgrade to Target’s short- and long-term debt ratings.

•    Target’s financial advisor canvassed potential investors to assess market demand and valuation expectations for a real estate security that would be created under Pershing Square’s proposals.

•    In the course of their normal Investor Relations activities, members of Target management have conducted regular meetings with other institutional shareholders, many of whom have shared their perspective on these ideas.

Target has made clear it believes execution of the REIT transaction involves meaningful risk of an adverse impact on Target’s debt ratings, borrowing costs and liquidity, even after factoring in changes made by Pershing Square to its earlier proposals to address this concern. This concern is particularly acute in today’s credit environment.

NOMINATING COMMITTEE CONSIDERED PERSHING SQUARE NOMINEES

The Nominating Committee of Target’s Board of Directors recently met with, and considered, Bill Ackman and one other individual suggested by Pershing Square for election to the Target Board. Pershing Square subsequently acknowledged that the second individual would have a conflict with respect to service on the Target Board because of his association with another retailer, and then informally proposed two other possible candidates, who are now part of Pershing Square’s slate. The final two Pershing Square nominees were never mentioned to the Nominating Committee or the Target Board before Pershing Square launched its proxy contest.

After careful consideration, the Committee determined not to recommend that Bill Ackman or the other individuals suggested by Pershing Square be added to Target’s Board of Directors. The Board thoughtfully considered and then accepted the recommendation of the Nominating Committee.

We believe the hasty and last-minute selection of candidates by Pershing Square is inconsistent with the professional search process and extensive candidate vetting required by good corporate governance to identify candidates who will add the most value to the Target Board.

TARGET’S BOARD IS COMMITTED TO ACTING IN THE BEST INTEREST OF ALL ITS SHAREHOLDERS

Target’s Board is committed to acting in the best interest of all of the company’s shareholders. The Board is fully engaged in driving the overall strategy and values by which Target operates to deliver an exceptional guest experience and create substantial shareholder value.

Target’s Board constantly challenges the Target management team to improve the company’s performance. As part of that process, the Board is always receptive to ideas from shareholders. The Board has respected Pershing Square’s right as a shareholder to express its opinions regarding Target and will continue to keep an open mind. However, the Board continues to believe that the REIT idea is not in the best interests of shareholders and that the short-term, risky and leveraged nature of Pershing Square’s investment in Target means that Pershing Square’s interests are not aligned with the interests of our other shareholders.

Target’s independent nominees are world-class corporate leaders with industry-leading expertise in Target’s two core businesses — retail and credit cards — and are committed to building value for all Target shareholders.

We appreciate your support and continued interest in Target. If you have any questions please contact MacKenzie Partners, Inc. or Georgeson, which are assisting us in connection with this year’s Annual Meeting, at 800-322-2885 or at 866-295-8105.

On Behalf of Your Board of Directors

Sincerely,

Gregg Steinhafel
Chairman, President and Chief Executive Officer

Important Information

Target, its directors, and certain of its officers and other employees are participants in the solicitation of proxies from Target’s shareholders in connection with Target’s 2009 Annual Meeting.  Important information concerning the identity and interests of these persons is available in the preliminary proxy statement that Target filed with the SEC on April 7, 2009.

Target will file a definitive proxy statement in connection with its 2009 Annual Meeting.  The definitive proxy statement, any other relevant documents, and other materials filed with the SEC concerning Target are (or will be, when filed) available free of charge at http://www.sec.gov and http://investors.target.com.  Shareholders should read carefully the definitive proxy statement and the accompanying WHITE proxy card when they become available before making any voting decision.

This letter contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding Target’s market position, the effect a change in leadership would have on Target’s business, and the financial risks and benefits associated with pursuing various transactions.  Such statements speak only as of the date they are made and are subject to risks and uncertainties which could cause the company’s actual results to differ materially.  The most important risks and uncertainties are described in Item 1A of the Target’s Form 10-K for the fiscal year ended January 31, 2009.